September 24, 2008

Advanced Voice Recognition Systems, Inc.
c/o Mr. Walter Geldenhuys
112 E. Spruce Street
Mitchell, SD 57301

RE: Purchase Agreement

Dear Mr. Geldenhuys:

The undersigned, Lion Share Capital, LLC (the “Investor”) hereby confirms and agrees with you as follows:

1. This Purchase Agreement (the “Agreement”), is made as of the date hereof between Advanced Voice Recognition Systems, Inc. a Nevada corporation (the “Company”), and the Investor.

2. The Company agrees to sell and issue to the Investor, and the Investor agrees to purchase and acquire from the Company (the “Offering”), Sixteen million (16,000,000) restricted shares of the Company’s common stock (the “Offered Shares”), par value $.001 per share (the “Common Stock”).

3. The Company and the Investor agree that the Offering is being made subject to the execution and acceptance by the Company of this Agreement and the associated Promissory Note (the “Note”) attached hereto as Exhibit A and incorporated herein by reference as if fully set forth herein. The Purchase of Offered Shares shall follow the following process: 1) the Purchase process will be initiated upon the execution and acceptance of this Agreement and the associated Note; 2) the Offered Shares will be transferred into the name of the Investor within (10) business days after the execution and acceptance of the above referenced documents; 3) the Offered Shares are being purchased at a Purchase Price of $.3125 per share; 4) payment for the Offered Shares will be remitted to the Company in (3) traunches: traunche (a) will be in the amount of Seven hundred and fifty thousand dollars (US$750,000) and shall take place on or before the 45th day after the execution of this Agreement; traunche (b) will be in the amount of Three million dollars (US$3,000,000) and shall be paid over the 90 days immediately following traunche (a), and traunche (c) will be in the amount of One million two hundred and fifty thousand dollars (US$1,250,000) and will take place over the (45) days immediately following traunche (b). One year after the Investor’s final payment, the Company shall have the option to repurchase any or all of the Offered Shares at a price of $.4125 per share. The Company shall notify the Investor within (30) days of the one year anniversary of the final payment due date, to formally indicate its exercise of the option granted herein. All amounts owed by the Investor to the Company pursuant to this Agreement shall be delivered by wire transfer of immediately available funds to an account designed in writing by the Company. All amounts owed by the Investor to the Company pursuant to this Agreement shall be paid to the Company either by certified or bank cashier’s check at the address set forth below, via wire transfer in immediately available funds to an account designated by the Company, or in such other manner at such other place in the United States of America as the Company shall designate to the Investor in writing. If any payment is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Nevada.

4. The Investor represents and warrants as of the date of this Agreement as well as of the date of any payment of tranches (a) through (c) set forth in paragraph 3 above:

(a) that the Investor has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Investor and is fully enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors’ rights generally;

(b) that the execution, acknowledgement, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated by this Agreement will not violate or require any registration, qualification, consent, approval, or filing under any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as “Laws”) of any federal, state or local government in the U.S., Canada or elsewhere (hereinafter collectively referred to as “Governments”) or any agency, bureau, commission or instrumentality of any Governments (“hereinafter collectively referred to as “Governmental Agencies”);

(c) that there is no action, suit, proceeding, claim, or arbitration, or any investigation by any person or entity (i) pending against the Investor, or (ii) to the knowledge of the Investor, threatened against the Investor, as the case may be, that might challenge the Investor’s right to execute, acknowledge, deliver, perform under or consummate the transactions contemplated by this Agreement;

(d)  that the execution, acknowledgement, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated by this Agreement will not violate or require any Laws of any Government or any Governmental Agency;

(e) that the Investor is a sophisticated investor and an “accredited investor” as defined in Rule 501 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), who can fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Offered Shares and can bear the economic risk of loss of the investment in the Offered Shares;

(f) that the Offered Shares have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available. The certificates evidencing the Offered Shares will bear a restricted legend. The Offered Shares are purchased for the Investor’s own account, not as nominee or agent, and not with any agreement for the resale or distribution thereof;

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(g) that neither the Investor nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years;

(h) that, except for the Offered Shares acquired by the Investor pursuant to this Agreement, the Investor is not the beneficial or registered owner of any securities of the Company;

(i) that the Investor is acquiring the Offered Shares in the ordinary course of business, and the Investor is not a party to any agreement or understanding, directly or indirectly, with any person to distribute the Offered Shares; and

(j) that there have been no representations, warranties or promises made to the Investor regarding the potential that the Offered Shares ever will appreciate in value, that the Investor has conducted its due diligence on the Company and the Offered Shares and has had the opportunity to ask the Company’s executive officers questions regarding the Company and its operations, as well as the Offered Shares, and that the only documents provided to the Investor by the Company as part of the Investor’s due diligence are the Company’s reports filed with the U.S. Securities and Exchange Commission.

5. All of the representations, warranties, covenants promises and agreements of the parties contained in this Agreement or any related transaction documents shall survive the execution, acknowledgement and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of two years following the date hereof.

6. All notices or other communications provided for by this Note shall be made in writing and any such notice shall be deemed properly delivered when (a) delivered personally, or (b) delivered through an electronic facsimile transmission, with transmission confirmed, or (c) deposited in the mail, postage prepaid for registered or certified mail, and addressed to the parties at the following addresses (or to such other address designated in writing by one party to the other):

To Investor:	Lion Share Capital, LLC
110 S. Main Street, Suite 410
Wichita, Kansas 67202
Facsimile: (316) 264-5700

To the Company:	Advanced Voice Recognition Systems, Inc
7659 E. Wood Drive
Scottsdale, Arizona 85260
Facsimile: (480) 626-5378

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7. This Agreement constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

8. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.

9. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

10. Any provision of this Agreement held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of the other parties hereto. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

12. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The execution and delivery of this Agreement by delivery of a copy bearing the facsimile signature of a signatory hereto shall constitute a valid, binding and enforceable execution and delivery of this Agreement by that signatory.

13. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Nevada without regard to conflict of law principles. Any suits, proceedings and other actions relating to, arising out of or in connection with this Agreement shall be submitted to the appropriate court having jurisdiction in the State of Nevada, or the United States District Court for the District of Nevada. All parties to this Agreement hereby waive any claim against or objection to in personam jurisdiction and venue in the courts of the State of Nevada, or the United States District Court for the District of Nevada.

14. The Investor represents that it has had the opportunity to review this Agreement with its personal legal counsel and/or other advisors and that it has not relied upon the advice of any other party’s legal counsel or advisor. Except as specifically otherwise provided in this Agreement, the parties hereto each shall pay their respective fees and expenses.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

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Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Name of Investor: LION SHARE CAPITAL, LLC

By:/s/ Sherrilyn Frierson

Name: Sherrilynn Frierson

Title: Director of Finance

AGREED AND ACCEPTED:

ADVANCED VOICE RECOGNITION SYSTEMS, INC.

By:/s/ Walter Geldenhuys

Name: Walter Geldenhuys

Title: President, CEO and CFO

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SCHEDULE I

SCHEDULE OF BENEFICIAL OWNERSHIP

Please provide the number of securities of Advanced Voice Recognition Systems, Inc. that you or your organization will own immediately after the completion of the purchase and sale of the Offered Shares (the “Closing”), including those Offered Shares purchased by you or your organization pursuant to this Purchase Agreement and those securities purchased or acquired by you or your organization through other transactions and provide the number of securities that you have or your organization has the right to acquire within 60 days of the Closing. Please also include the full legal name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by the questionnaire):

Sixteen Million (16,000,000)

Sherilynn Frierson

ANNEX I

INVESTOR QUESTIONNAIRE

Pursuant to Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:	Lion Share Capital, LLC

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:	Non-Affiliate Investor

3.	The mailing address of the registered holder listed in response to item 1 above:	110 South Main Street, Suite 410 Wichita, KS 67202

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:	26-0303395

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the shares are maintained):	N/A

6.	DTC Participant Number:	N/A

7.	Name of Account at DTC Participant being credited with the Shares:	N/A

8.	Account Number at DTC Participant being credited with the Shares:	N/A

EXHIBIT A

PROMISSORY NOTE

$5,000,000	September 24, 2008

FOR VALUE RECEIVED, the undersigned, Lion Share Capital, LLC, a Kansas Limited Liability Company (“Lion Share”), (the “Obligor,”), promises to pay to Advanced Voice Recognition Systems, Inc., a Nevada corporation (“Payee”), in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000), together with interest at an annual rate equal to seven and one-half percent (7.5%), in the manner provided below. Capitalized terms used herein but not otherwise defined shall have the meanings given them in the Stock Purchase Agreement (as defined below).

PAYMENT

Principal and Interest. This Note shall accrue interest from the date hereof until the date of full repayment at a rate of seven and one-half percent (7.5%) per annum. Notwithstanding the foregoing, the accrued interest shall not exceed the maximum interest rate allowable under Nevada law. If the interest accrued exceeds the maximum interest rate allowed under Nevada law, any excess interest paid by Obligor shall be returned to Obligor by Payee. The principal amount of this Note together with the interest thereon shall be due and payable in accordance with the following schedule: (a) Seven Hundred Fifty Thousand Dollars ($750,000) due an payable in full on November 8, 2008 (the date that is exactly forty-five (45) days following the date hereof); (b) Three Million Dollars ($3,000,000) due and payable in full on February 2, 2009 (the date that is exactly one hundred thirty-five (135) days following the date hereof); (c) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) due and payable in fully on April 23, 2009 (the date that is exactly one hundred eighty (180) days following the date hereof).

Manner of Payment. All payments on this Note shall be made to Payee either by certified or bank cashier’s check at the address set forth hereinbelow, via wire transfer in immediately available funds to an account designated by Payee, or in such other manner at such other place in the United States of America as Payee shall designate to Obligor in writing. If any payment on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of Nevada. All sums due hereunder shall be payable without offset, demand, abatement or counter-claim of any kind or nature whatsoever, all of which are hereby waived by Obligor.

Grant of Security Interest. As collateral security for the prompt, complete, and timely satisfaction of all present and future indebtedness, liabilities, duties, and obligations of Obligor to Payee evidenced by or arising under this Note or otherwise, and including, without limitation, all principal, interest, and fees payable under this Note, any future advances added to the principal amount due hereunder, and all attorneys’ fees, costs and expenses incurred by Payee in the collection or enforcement of the same (collectively, the “Obligations”), Obligor hereby pledges, assigns and grants to Payee a continuing first priority security interest and lien in all shares of common stock of the Company owned or held of record or beneficially by Obligor (hereinafter, the “Collateral”) and all proceeds thereof and all right, title and interest of Obligor therein. The terms of this Note with respect to Obligor’s granting of a security interest in the Collateral to Payee shall be deemed to be a security agreement under applicable provisions of the Uniform Commercial Code in the State of Nevada (the “UCC”), with Obligor as the debtor and Payee as the secured party. For so long as any obligation under this Note remains outstanding, Obligor shall not sell, assign, encumber, pledge, hypothecate, transfer or otherwise dispose of any of the Collateral.

Perfection. Upon the execution and delivery of this Note, Obligor authorizes Payee to file such financing statements and other documents in such offices as shall be necessary or as Payee may reasonably deem necessary to perfect and establish the priority of the liens granted by this Note. Obligor has delivered to Payee all certificates representing the Collateral registered in the name of Obligor, duly endorsed in blank or accompanied by a transfer power duly executed by Obligor in blank, in form and substance satisfactory to Payee, with any and all documentary tax stamps and other documents necessary to cause Payee to have a good, valid and perfected continuing first priority pledge of and lien on the Collateral (free and clear of any other liens). Obligor agrees, upon Payee’s request, to take all such actions as shall be necessary or as Payee may reasonably request to perfect and establish the priority of the liens granted by this Note.

Release of Collateral. As of the date hereof, the Collateral is evidenced by three stock certificates in the following amounts (which such stock certificates represent in the aggregate all shares of common stock of the Company owned or held of record or beneficially by Obligor as of the date hereof): 2,400,000 shares of the Company’s common stock; 9,600,000 shares of the Company’s common stock; and 4,000,000 shares of the Company’s common stock. Payee’s lien and security interest on the Collateral will be partially released in accordance with the following schedule: that portion of the Collateral consisting of 2,400,000 shares of the Company’s common stock will be released upon Obligor’s indefeasible payment in full in cash to Payee of the first Seven Hundred Fifty Thousand Dollars ($750,000) of principal due under this Note (as set forth above); that portion of the Collateral consisting of 9,600,000 shares of the Company’s common stock will be released upon Obligor’s indefeasible payment in full in cash to Payee of the next Three Million Dollars ($3,000,000) of principal due under this Note (as set forth above); and that portion of the Collateral consisting of 4,000,000 shares of the Company’s common stock will be released upon Obligor’s indefeasible payment in full in cash to Payee of the remaining One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of principal due under this Note (as set forth above). Payee shall not be deemed to have made any representation or warranty with respect to any Collateral delivered to Obligor in connection herewith, except that such Collateral is free and clear, on the date of such delivery, of any and all liens arising from its own acts.

DEFAULTS AND REMEDIES

Events of Default. The occurrence of any one or more of the following events with respect to Obligor shall constitute an event of default hereunder (“Event of Default”):

(a) If Obligor shall fail to make any payment due hereunder as and when due.

Notice by Obligor. The Obligor shall notify Payee in writing within five (5) days after the occurrence of any Event of Default of which said Obligor acquires knowledge.

Remedies. Upon the occurrence of an Event of Default, then, or at any time thereafter, the whole of the unpaid principal hereof, together with accrued and outstanding interest and all other sums required to be paid under this Note shall, at the election of Payee and without notice of such election, become immediately due and payable. Payee’s election may be exercised at any time after any such event, and the acceptance of one or more payments hereon from any person thereafter shall not constitute a waiver of Payee’s election, or of its option to make such election. Upon the occurrence and continuation of an Event of Default hereunder, the Collateral, or any part thereof, shall be registered in the name of Payee and Obligor covenants that Obligor shall affect such registration. Payee may, at its option, (a) immediately demand that the Collateral be returned within (1) business day after the occurrence of an Event of Default. Obligor waives any equitable rights that would prevent it from returning the Collateral. In addition to the above, upon the occurrence and continuation of an Event of Default, Payee shall have all rights, powers, options and remedies provided for under the UCC or at law or in equity, including, without limitation, to the fullest extent permitted by applicable law, the right (in its sole discretion) to, which Obligor agrees to be commercially reasonable, (i) apply the Collateral to reduce the Obligations, (ii) foreclose the liens created hereunder, (iii) realize upon, take possession of and/or sell the Collateral, with or without judicial process, at public or private sales or at any broker’s board or on any securities exchange or otherwise with or without a disclaimer of warranties as to the Collateral sold, (iv) exercise all rights and powers with respect to the Collateral as Payee might exercise in its sole discretion, including, without limitation, to (1) relinquish or abandon any Collateral or any lien thereon, (2) vote all or any part of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof, (3) settle, adjust, compromise and arrange all claims and demands whatsoever in relation to all or any part of the Collateral, (4) execute all such contracts, agreements, deeds, documents and instruments, bring, defend and abandon all such actions, suits and proceedings, and take all actions in relation to all or any part of the Collateral, and/or (5) appoint managers, sub-agents and officers for any of the purposes mentioned in the foregoing provisions of this section and dismiss the same, and/or (v) collect and send notices regarding the Collateral, with or without judicial process. Payee shall have the right in its sole discretion to determine which rights and/or remedies Payee may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Payee’s rights, liens or hereunder or under applicable law or equity. The enumeration of any rights and remedies in this Note is not intended to be exhaustive, and all rights and remedies of Payee described herein are cumulative and are not alternative to or exclusive of any other rights or remedies that Payee otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

Upon the occurrence and continuation of an Event of Default, all rights of Obligor to exercise voting and/or consensual rights and powers and/or to receive dividends that Obligor is entitled to exercise and/or receive shall cease immediately, and all such rights thereupon shall become vested solely and exclusively in Payee automatically without any action by any Person. Obligor hereby appoints Payee its attorney-in-fact, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions upon or after the occurrence and continuation of an Event of Default, whether in the name of Payee or Obligor, as Payee may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends. Any dividends, distributions in property, returns of capital and other distributions made on or in respect of the Collateral, and any and all cash and other property received in exchange therefor and/or redemption of any Collateral delivered to Obligor, in violation of this Note shall be held in trust for the benefit of the Payee and forthwith shall be delivered to Payee. Any and all money and other property received by Secured Party pursuant to the provisions hereof shall be retained by Payee as part of the Collateral.

The proceeds of any collection, recovery, receipt, appropriation, realization, transfer, exchange, disposition or sale of the Collateral as aforesaid shall be applied to the Obligations in such order as Payee shall determine in its sole discretion.

Obligor hereby irrevocably appoints Payee as its attorney-in-fact to take any action Payee deems necessary upon the occurrence and continuation of an Event of Default to perfect, protect and realize upon its lien and first priority security interest in the Collateral including the execution and delivery of any and all documents or instruments related to the Collateral in Obligor’s name, or otherwise to effect fully the purpose, terms and conditions of this Note, and said appointment shall create in Payee a power coupled with an interest.

Subject Headings. The subject headings of the sections, paragraphs and subparagraphs of this Note are included solely for purposes of convenience and reference, and shall not be deemed to explain, modify, limit, amplify or aid in the meaning, construction or interpretation of any of the provisions of this Note.

Parties in Interest. Nothing in this Note, whether express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, representatives, successors and permitted assigns, any rights or remedies under or by reason of this Note. This Note shall bind Obligor and their respective successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Obligor, except by will or, in default thereof, by operation of law.

Severability. Should any section, paragraph, subparagraph, part, term or provision of this Note be declared invalid, void or unenforceable, all remaining paragraphs, subparagraphs, parts, terms and provisions hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby.

Interpretations and Definitions. Each of Obligor and Payee agree that each party and his counsel have reviewed and approved this Note and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Note. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Note including, without limitation, any issue concerning the obligations, rights, duties, powers and remedies under this Note and of the parties hereto, shall be resolved by final and binding arbitration as available in the State of Nevada. The prevailing party shall be awarded all arbitration, expert and attorney fees, costs and expenses.

Notices. All notices or other communications provided for by this Note shall be made in writing and any such notice shall be deemed properly delivered when (a) delivered personally, or (b) delivered through an electronic facsimile transmission, with transmission confirmed, or (c) deposited in the mail, postage prepaid for registered or certified mail, and addressed to the parties at the following addresses (or to such other address designated in writing by one party to the other):

To Obligor:	Lion Share Capital, LLC
110 S. Main Street, Suite 410
Wichita, Kansas 67202
Facsimile: (316) 264-5700

To Payee	Advanced Voice Recognition Systems, Inc
7659 E. Wood Drive
Scottsdale, Arizona 85260
Facsimile: (480) 626-5378

Entire Agreement. This Note contains the entire agreement between Obligor and Payee and supersedes all prior and contemporaneous agreements, arrangements, negotiations and understandings between Obligor and Payee relating to the subject matter hereof. There are no other understandings, statements, promises or inducements, oral or otherwise, contrary to the terms of this Note. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by any party hereto.

Applicable Law. This Note shall be governed by and construed and enforced in accordance with and subject to the substantive laws of the State of Nevada, without regard to conflicts-of-laws principles.

Waivers. Obligor hereby waives diligence, presentment, demand and protest, and notice of demand, of protest, of nonpayment, of dishonor and of maturity and agrees that time is of the essence of every provision hereof. The right, if any, of Obligor, and all other persons or entities, who are, or may become, liable for this indebtedness, to plead any and all statutes of limitation as a defense is expressly waived by each and all of such parties to the full extent permissible by law.

Signatures on Following Page

IN WITNESS WHEREOF, Obligor has executed and delivered this Note as of the date first stated above.

“OBLIGOR”

/s/ Sherrilynn Frierson	September 24, 2008
Authorized Signer	Date

Name: Sherrilynn Frierson

On Behalf of: Lion Share Capital, LLC

By signing below, the Payee hereby accepts this Promissory Note from the Obligor under the terms and conditions stated herein.

“PAYEE”

/s/ Walter Geldenhuys	September 25, 2008
Authorized Signer	Date

Name: Walter Geldenhuys

On Behalf of: Advanced Voice Recognition Systems, Inc.